                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-88603
                                                               NationsRent, Inc.


                       SUPPLEMENT NO. 1 DATED MAY 4, 2000
                      TO PROSPECTUS DATED OCTOBER 20, 1999

         As a result of certain transfers of Common Stock of NationsRent, Inc. (the "Company") made by certain of the Company's selling stockholders, the table of selling stockholders in the Prospectus dated October 20, 1999, is hereby supplemented to include the following:

                                            Number of             Shares to be
                                       Shares Beneficially       Offered for the
                                         Owned Prior to        Account of Selling
Selling Stockholders                      the Offering            Stockholders
--------------------                   -------------------     -------------------
AREMCO Investment, Inc. (1)                 1,250,000(2)            1,250,000(2)
M. Steven Langman                              35,492                  35,492
Jessica Susannah Langman Trust
    u/a/d December 23, 1991                     1,600                   1,600
Michael C. Nordberg (3)                       125,000(2)              125,000(2)
Joseph W. Palladino                             5,000                   5,000
Joseph N. Palladino                            12,500                  12,500
Margaret S. Palladino                          12,500                  12,500
Joseph N. Palladino, Jr                         5,000                   5,000
Guy R. Piccolo                                  5,000                   5,000
Sofia M. Piccolo                                5,000                   5,000
Ronald Piccolo & Maria Piccolo                  5,000                   5,000
Bryan T. Rich (4)                           1,656,337(5)            1,656,337(5)
Bryan T. Rich & Judy A. Rich (4)            1,400,000               1,400,000
Craig A. West (6)                              62,500                  62,500


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(1)  We acquired all of the assets of Associated Rental Equipment Management
     Company, Inc., the predecessor of AREMCO Investments, Inc.
(2) Consists of shares of common stock issuable upon conversion of promissory notes which are convertible at $8.00 per share.
(3) Mr. Nordberg served as an officer and held an ownership interest in Naples Rent-All and Sales Company, Inc. prior to our acquisition of Naples. Mr. Nordberg currently serves as a vice president of our company.
(4) Mr. Rich served as an officer of, and held an ownership interest in, Logan Equipment Corporation prior to our acquisition of Logan. Mr. Rich currently serves as a regional vice president of our company.
(5) Includes 540,337 shares of common stock issuable upon conversion of promissory notes convertible at $12.50 per share.
(6) Mr. West served as an officer of, and held an equity interest in, U-Rent-It Company, Inc. prior to our acquisition of U-Rent-It.